Filed by AeroVironment, Inc.

Pursuant to Rule 425 under the Securities Act of 1933,

as amended, and deemed filed pursuant to 14a-12

under the Securities Exchange Act of 1934, as amended

Subject Company: AeroVironment, Inc.

Commission File No.: 001-33261

On November 19, 2024, AeroVironment, Inc. (“AeroVironment”) made the following announcements via various social media outlets in connection with the announcement of AeroVironment’s acquisition of BlueHalo Financing Topco, LLC (“BlueHalo”).

The following infographic was shared with employees of AeroVironment and certain media outlets, and posted on AeroVironment’s website on November 19, 2024.

The following email was sent by Wahid Nawabi, chairman, president, and chief executive officer of AeroVironment, to AeroVironment employees on November 19, 2024.

From: Wahid Nawabi

To: AeroVironment Employees

Date: November 19, 2024

Subject: BlueHalo to Combine with AeroVironment, Creating a Global Leader in Diversified All-Domain Defense Technologies

Dear AV Employees,

Moments ago, we announced an agreement to acquire BlueHalo in an all-stock transaction and create a more diversified global leader in all-domain defense technologies. You can read the joint press release we issued here. This is an important milestone for AV, and we are excited that the transaction will significantly advance our mission.

BlueHalo is a leader in defense technology operating across several key mission areas including Space Technologies, Counter-Uncrewed Aircraft Systems (cUAS), Directed Energy, Electronic Warfare, Cyber, Artificial Intelligence, and other Emerging Technologies including Uncrewed Underwater Vehicles (UUVs).

Since its founding in 2019, BlueHalo has focused on addressing the most complex challenges facing the defense and national security community, driving innovation through cutting-edge R&D. They have consistently delivered advanced, field-proven solutions, making them an exceptional partner for AV. Together, we will be able to provide complementary, mission-critical systems that redefine what’s possible for national security.

The combination will bring together best-in-class talent and proven systems, enhancing our ability to innovate with agility across all domains of the modern battlefield. By joining forces, AV and BlueHalo will be better able to deliver integrated solutions that set a new benchmark for the defense sector. Importantly, AV and BlueHalo share similar cultures of agile innovation and a commitment to pushing boundaries and delivering for our customers. The combined company will be stronger than either company on its own, and better able to support our warfighters and save lives.

While we are excited to join forces with the talented BlueHalo team, please keep in mind that this announcement is just the first step. We expect the transaction to close in the first half of calendar year 2025, subject to regulatory and AV shareholder approvals and other customary closing conditions. Until then, AV and BlueHalo will continue to operate as two separate, independent companies. We will endeavor to keep you informed as the process progresses.

While there are still many decisions to be made about how we will bring our organizations together, there are some things we do know now. Upon closing of the transaction, I will serve as Chairman, President, and CEO of the combined company. Jonathan Moneymaker, CEO of BlueHalo, will serve as a strategic advisor. The combined company will be headquartered at our current Arlington, Virginia corporate headquarters.

We are establishing an integration planning team that will include leaders from both companies to develop a detailed and thoughtful plan to make the post-closing transition as seamless as possible. Importantly, consistent with our previous acquisitions, this transaction is about growth. As a larger, stronger organization following the closing, we expect there will be exciting new career advancement opportunities for many employees on both sides. We will keep you updated as we move forward.

I know many of you have questions about what this means for you. We will be hosting a town hall today at 10:45 AM PT / 1:45 PM ET to discuss the transaction. We have also uploaded an FAQ here [INTRANET LINK] to help answer some of your immediate questions.

I hope you share in my enthusiasm about our next chapter. This transaction would not be possible without your hard work and dedication. I look forward to building on all our achievements and am excited about what the future will bring. Keep up the great work!

Best regards,

Wahid Nawabi

CEO of AV

Statement Regarding Forward-Looking Information

This communication contains statements regarding AeroVironment, Inc., (the “Company”), BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, results of operations, business strategy, production capacity, competitive positions, growth opportunities, employment opportunities and mobility, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.

The following list of frequently asked questions and answers was sent by Wahid Nawabi, chairman, president, and chief executive officer of AeroVironment, to AeroVironment employees on November 19, 2024.

1.	What was announced?

•	We announced a definitive agreement for AV to acquire BlueHalo.

•	This combination will allow us to deliver advanced, mission-critical solutions, setting new standards for national security.

•	With BlueHalo we will create a more diversified global leader in all-domain defense technologies, adding new, complementary capabilities and enhancing operational reach.

•	The combined company will bring together complementary capabilities to offer a comprehensive portfolio of high-growth franchises, powered by cutting edge technology and focused on addressing the most important priorities and needs of our nation and allies around the globe.

•	The combination will bring together best-in-class talent and proven systems, enhancing our ability to innovate with speed and agility across all domains of the modern battlefield.

•	As a combined company we will drive innovation and enhance our infrastructure, manufacturing capabilities and geographic footprint.

2.	Who is BlueHalo? Why are they the right fit for AV?

•	BlueHalo is a leader in defense technology, operating across several key mission areas such as Space Technologies, Counter-Uncrewed Aircraft Systems (cUAS), Directed Energy, Electronic Warfare, Cyber, Artificial Intelligence, and other Emerging Technologies including Uncrewed Underwater Vehicles (UUVs).

•	The company is on the forefront of cutting-edge R&D, pioneering technologies that transform the future of global defense tech.

•	Since its founding in 2019, BlueHalo’s notable accomplishments include being the first to successfully operationally field directed energy (DE) laser weapon systems (LWS) with its LOCUST LWS, being awarded Space Force’s multi-billion program to transform space operations with BADGER, its adaptive phased array product, and serving as a leader in Radio Frequency Counter-Unmanned Aerial Systems (RF C-UAS), delivering its 1000th system last year with its Titan and Titan-SV systems.

•	The combined company will be stronger than either standalone, bringing unparalleled expertise and a broader range of mission-critical solutions to address emerging security challenges.

3.	What does this transaction mean for employees?

•	As part of a larger, stronger organization following the closing, we expect there to be exciting career advancement and mobility opportunities for many employees.

•	It is crucial to maintain our momentum and continue progress on current projects, ensuring our missions remain on track.

•	Your continued efforts are vital to reinforcing the safety and stability of the U.S. and its allies, a mission that remains unchanged.

4.	Will this transaction impact my role, responsibilities or overall workforce? Will this affect my compensation or benefits?

•	Until the transaction is complete, AV and BlueHalo will operate as separate and independent companies.

•	No changes are anticipated to roles, responsibilities, compensation, or benefits as a result of this transaction at this time.

•	As we work to complete this exciting transaction, it is important that all employees remain focused on day-to-day roles and responsibilities.

•	The transaction has no impact on your current compensation or benefits.

5.	How will we preserve AV’s culture as we combine with BlueHalo?

•	We’ve developed a strong culture at AV, and we are committed to maintaining and strengthening it throughout this combination.

•	This transaction accelerates our foundational principles, supporting growth and innovation.

•	BlueHalo shares a similar culture of agility, pushing boundaries, and delivering for customers, which will continue to guide the combined company’s future.

6.	Will our strategy change?

•	This transaction is about growth and building on AV’s 50+ years of pioneering innovative defense solutions. Together, we will create a more diversified global leader in all-domain defense technologies.

•	BlueHalo brings complementary technologies, diverse customers, and exceptional talent to AV, enhancing our ability to innovate and respond to emerging challenges.

•	As a combined company, we will be positioned to drive agile, data-driven innovation, delivering comprehensive solutions that redefine defense capabilities while reinforcing the future safety and stability of the U.S. and its allies.

7.	Will headquarters remain in Arlington?

•	Yes. The combined company will be headquartered in Arlington, Virginia, at AV’s corporate headquarters.

8.	What are your plans for integrating the two businesses? Who will lead the combined company?

•	We are forming an integration planning team, with leaders from both companies, to develop a seamless post-closing transition plan.

•	Regarding leadership, Wahid Nawabi will serve as Chairman, President, and CEO of the combined company, while Jonathan Moneymaker, CEO of BlueHalo, will serve as a strategic advisor to Wahid and the combined company Management Team.

9.	What will the combined company be called?

•	Certain details, including the company name and brand, will be finalized as part of the integration planning process.

10.	What should I tell customers or partners / suppliers who ask me about this?

•	You can tell them that this transaction will create a more diversified global leader in all-domain defense technologies, enhancing capabilities and operational reach.

•	Emphasize that BlueHalo not only brings key franchises and complementary capabilities, but also a wealth of technologies, diverse customers and exceptional talent to AV.

•	Reassure them that it is business as usual at AV, and our mission of improving outcomes for our customers, partners, and communities remains steadfast.

11.	When will we meet BlueHalo employees? Should we reach out to our counterparts?

•	Until the transaction closes, which we expect in the first half of calendar 2025, subject to regulatory and shareholder approvals and other customary closing conditions, AV and BlueHalo will continue to operate as separate and independent companies.

•	You should not engage with BlueHalo employees unless you are directed to do so by AV leadership.

12.	What should I do if someone from the media or an analyst / investor calls to ask about the deal?

•	As per our company policy, if you receive any inquiries from outside parties, do not comment and immediately forward them to the appropriate individuals within AV.

•	Investor and analyst inquiries should be directed to Jonah Teeter-Balin at [***]@avinc.com and media or other third-party inquiries should be directed to René Carbone Bardorf at [***]@avinc.com.

13.	What can I share on my social media / LinkedIn about this announcement?

•	Employees may share any official posts from AV’s social media accounts on their personal profiles. Otherwise, please refrain from posting about the transaction independently.

14.	When do you expect the transaction to close? What can I expect between now and then?

•	We expect the transaction to close in the first half of calendar 2025, subject to regulatory and shareholder approvals and other closing conditions.

•	Until then, AV and BlueHalo will continue to operate as separate, independent companies.

15.	When and how will we be kept informed about the progress and details of the transaction? Who can I contact if I have questions?

•	We will endeavor to provide updates as the process progresses via communications channels such as: town halls, internal communications, and dedicated information sessions.

•	For any additional questions, please feel free to reach out to your manager.

Statement Regarding Forward-Looking Information

This communication contains statements regarding the Company, BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, results of operations, revenues, business strategy, production capacity, competitive positions, growth opportunities, employment opportunities and mobility, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.

The following is a transcript of an investor conference call led by Jonah Teeter-Balin, vice president of corporate development and investor relations of AeroVironment; Wahid Nawabi, chairman, president, and chief executive officer of AeroVironment; Kevin McDonnell, senior vice president and chief financial officer of AeroVironment; and Jonathan Moneymaker, president and chief executive officer of BlueHalo held on November 19, 2024.

CORPORATE PARTICIPANTS

Jonah Teeter-Balin

Vice President-Corporate Development & Investor Relations, AeroVironment, Inc.

Wahid Nawabi

Chairman, President & Chief Executive Officer, AeroVironment, Inc.

Kevin McDonnell

Senior Vice President & Chief Financial Officer, AeroVironment, Inc.

Jonathan Moneymaker

Chief Executive Officer & Board Member, BlueHalo LLC

OTHER PARTICIPANTS

Greg Konrad

Analyst, Jefferies LLC

Peter J. Arment

Analyst, Robert W. Baird & Co., Inc.

Andre Madrid

Analyst, BTIG LLC

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by. Welcome to AeroVironment's Conference Call Announcing their Acquisition of BlueHalo. At this time, all participants are in a listen-only mode. After the speakers’ presentation, there will be a question-and-answer session. [Operator Instructions] Please be advised that today's conference is being recorded. I would like now to turn the conference over to Jonah Teeter-Balin. Please go ahead.

Jonah Teeter-Balin

Vice President-Corporate Development & Investor Relations, AeroVironment, Inc.

Thank you and good morning, everyone. We appreciate you joining us on such short notice to discuss this exciting event for AeroVironment and BlueHalo. Before we begin, please note that certain information presented on this call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve many risks and uncertainties that could cause actual results to materially differ from our expectations. Further information on these risk and uncertainties is contained in the company's 10-K and other filings with the SEC, in the risk factors of such filings and the forward-looking statement portions of the press release we issued earlier this morning. Copies are available from the SEC on the AeroVironment website at www.avinc.com or from our Investor Relations team.

The forward-looking statements made during today’s call are based on our current expectations, forecasts and beliefs, and we do not intend, nor do we take any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Joining me on today’s call are AeroVironment’s Chairman, President and Chief Executive Officer, Wahid Nawabi; AeroVironment’s Chief Financial Officer, Kevin McDonnell; and BlueHalo’s President and Chief Executive Officer (sic) [Chief Executive Officer & Board Member] (00:01:57), Jonathan Moneymaker. Presentation materials, along with our recent press release, can be found in the Investors section of our website under Events and Presentations.

We will now begin with remarks from AeroVironment’s CEO, Wahid Nawabi. Wahid?

Wahid Nawabi

Chairman, President & Chief Executive Officer, AeroVironment, Inc.

Thank you, Jonah. Good morning, everyone. I’m excited you could join us today to discuss our transformational acquisition of BlueHalo, a leading defense technology provider of mission-critical space, counter UAS, electronic warfare and cyber solutions.

As I have discussed before, the nature of warfare is evolving and our customers need solutions that are effective in this new landscape and threat environment. Our customers want partners who are agile and innovative, but also have the experience, track record and resources to deliver at scale. It has been our long-term future state objective to be our customers’ all-domain solutions provider for these critical and emerging defense technologies.

Acquiring BlueHalo allows us to take a major step towards realizing our future state. The BlueHalo team has built a fantastic business. They have developed expertise in the high-growth markets of space technologies, counter UAS, directed energy, electronic warfare and cyber security, all of which are critical to the defense of the United States and our allies. These businesses powered by AI and autonomy, are widely respected for deep domain expertise, leading edge intelligence and autonomy and often viewed as national treasures by their customers. Further, these businesses support several of the most critical national security priorities.

In support of these efforts, BlueHalo currently employs more than 200 PhDs in relevant fields and has over 105 patents. As a testament to their capabilities and similar to AV, BlueHalo has competed against much larger prime contractors to win a number of high profile opportunities such as the Satellite Communications Augmentation Resource or SCAR program of record, the LOCUST Laser Weapon Systems program, and delivered thousands of their counter UAS systems around the globe, including to the US SOCOM program of record to name a few.

Supported by these wins and many others, the company now has nearly $600 million in funding backlog, $2.5 billion in total backlog, and a pipeline of nearly $30 billion. On a pro forma, [ph] always owned (00:04:58) businesses, the company has grown for seven consecutive years at an 18% compound annual growth rate, driven by strong organic investments and execution. As you can see, BlueHalo has a great track record of innovation, execution and growth and is similar to AV in many ways. We both have provided industry-leading disruptive capabilities in key defense technology markets. We both have a track record of winning programs against large, well-funded competitors. And both companies rapidly innovate to deliver technology-driven solutions that support our customers’ most critical missions.

It is for these reasons that we believe combining forces will lead to great outcomes for our customers, employees and shareholders. Key benefits of the transaction include: significant expanding our total addressable market or TAM through the addition of the space, counter UAS, electronic warfare, directed energy and cyber markets, opening new doors for growth; leveraging core capabilities including autonomy, lasers, communications, artificial intelligence and machine learning across our combined portfolio to provide leading-edge defense technology solutions that are critical to our customers; strengthening our company through the addition of a highly complementary workforce and leadership team; extending the reach of BlueHalo’s solutions by offering them to our international customer base in over 55 allied countries; and creating a combined company with more than $1.7 billion in revenue and more resources to invest, scale and grow.

This acquisition is also an all-stock transaction, which means both parties are convinced of the long-term value creation opportunities for all of our stakeholders, especially our combined shareholders. We believe this acquisition will generate significant value and we’re excited to execute our plans.

In summary, this acquisition clearly positions AV as the leading pure-play mid-tier defense technology solution provider, a company that is best positioned to innovate rapidly to support our customers’ evolving challenges, but with the scale, resources and demonstrated track record to deliver highly reliable solutions at high volume. In short, exactly the type of partner the US DoD and our allies are seeking as an alternative to larger defense primes.

With that, I would now like to turn the call over to AeroVironment’s CFO, Kevin McDonnell, who will go into more detail on the transaction specifics. Kevin?

Kevin McDonnell

Senior Vice President & Chief Financial Officer, AeroVironment, Inc.

Thank you, Wahid. To start, I’ll summarize the details of the transaction which can be found on slide 4 of the investor presentation. At the conclusion of this all-stock transaction, AV shareholders will own approximately 60.5% of total outstanding shares, with BlueHalo shareholders owning approximately 39.5% based upon AeroVironment shares outstanding as of November 15, 2024 and subject to certain closing adjustments. This split implies an enterprise value of $4.1 billion, including BlueHalo’s debt and $100 million of tax assets. We expect substantially all BlueHalo shareholders will be subject to a lockup agreement, with 40% releasing 12 months post-close, and the remaining 60% to be released in equal tranches 18 to 24 months after close. We expect the closing to occur in the first half of calendar 2025, pending regulatory and AeroVironment shareholder approvals and customary closing conditions.

In connection with the transaction, AV expects to refinance about $770 million of debt with a new term loan. This would put our combined company’s gross leverage at 2.9 to 3 times adjusted EBITDA at closing. Our goal is for the gross leverage to be less than 1.5 times adjusted EBITDA. We expect the transaction to be accretive to revenue, adjusted EBITDA and non-GAAP EPS in the first full year after closing. We don’t expect significant cost synergies in this transaction, given the lack of overlap between the two company’s portfolios, but are targeting about $20 million in net cost synergies realized over time.

Wahid will continue to serve as the Chairman and CEO of the combined company, and Jonathan will serve as the Strategic Advisor to the combined organization. The company will remain headquartered at AeroVironment’s corporate location in Arlington, Virginia. BlueHalo majority shareholders will have nominating rights for two board of director seats subject to regulatory requirements. We believe this transaction will allow us to combine the best people, processes and technologies to create an even better outcomes for our stakeholders.

I would now like to turn the call back to Wahid for closing remarks.

Wahid Nawabi

Chairman, President & Chief Executive Officer, AeroVironment, Inc.

Thanks, Kevin. In closing, we could not be more excited about this transformational acquisition. We are highly complementary organizations with similar cultures, strategic visions and a shared commitment to innovation. We have both developed industry-leading capabilities in some of the most critical defense technology markets and continue to push the boundaries of innovation with an unwavering focus on delivering for our customers. Both parties believe this is a highly accretive transaction, which will drive significant long-term value for our combined organization. We look forward to sharing additional details over the coming months and appreciate your continued interest and support of AeroVironment.

With that, we will now take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And our first question is going to come from Greg Konrad with Jefferies. Your line is now open.

Greg Konrad

Analyst, Jefferies LLC

Good morning and congratulations.

Kevin McDonnell

Senior Vice President & Chief Financial Officer, AeroVironment, Inc.

Thank you, Greg.

Wahid Nawabi

Chairman, President & Chief Executive Officer, AeroVironment, Inc.

Thank you, Greg.

Greg Konrad

Analyst, Jefferies LLC

Maybe just to start, I mean, I think both you and BlueHalo has a strong position on kind of the prime side, but have also been very efficient at partnering where necessary. You [ph] didn’t (00:12:06) mention revenue synergies given the different markets, but how do you think about acceleration to growth and potential revenue synergies?

Wahid Nawabi

Chairman, President & Chief Executive Officer, AeroVironment, Inc.

Thanks, Greg. Absolutely. There’s significant potential synergies here that we are all expecting to execute on and capture those synergies. Specifically on revenue growth, as you know, AeroVironment exports to 55 different countries around the world. BlueHalo, primarily majority of their business is all US domestic markets. So, there is a tremendous opportunity for us to cross-sell their solutions, innovative solutions to our customers internationally. Additionally, solutions that we offer in the area of small UAS, medium UAS and loitering munitions are things that they don’t have in their portfolio, where they can offer that to their customers. There’s very little overlap if any in our two businesses, and both sides are incredibly complementary in terms of customers, markets, products, technologies and IP. So we look forward to all the synergies in the long term, and that’s why we’re really excited about this transaction.

Greg Konrad

Analyst, Jefferies LLC

And then just as a quick follow up, I mean, you called out comparable growth and margin for BlueHalo. Just to help us with kind of the modeling and accretion, I mean, should we think about that EBITDA margin as similar to AeroVironment, just to confirm?

Wahid Nawabi

Chairman, President & Chief Executive Officer, AeroVironment, Inc.

So, Greg, we’re going to provide you more details. The combination of these two businesses is going to be golden standard for pure-play, mid-tier, publicly-traded defense technology companies out there. We are going to be the leader in that space, and the revenue combination will be roughly about $1.7 billion, and we’re expecting roughly around $300 million or so of total combined EBITDA, adjusted EBITDA. So, we’re talking about a very, very profitable, sustainable two entities that are going to combine and create a lot of value for all of our stakeholders, especially our shareholders.

Greg Konrad

Analyst, Jefferies LLC

Appreciate it, and congratulations again.

Wahid Nawabi

Chairman, President & Chief Executive Officer, AeroVironment, Inc.

Thank you, Greg.

Operator: And the next question will come from Peter Arment with Baird. Your line is now open.

Peter J. Arment

Analyst, Robert W. Baird & Co., Inc.

Yeah. Hey. Good morning, Wahid, Kevin and Jonathan. Congratulations on the transaction.

Wahid Nawabi

Chairman, President & Chief Executive Officer, AeroVironment, Inc.

Good morning. Thank you.

Kevin McDonnell

Senior Vice President & Chief Financial Officer, AeroVironment, Inc.

Good morning.

Peter J. Arment

Analyst, Robert W. Baird & Co., Inc.

Hey, just on the net leverage at 2.5 turns expected at the close, can you kind of walk us through kind of the pro forma target, roughly the timeline you’re thinking on that to get down to 1 turn?

Kevin McDonnell

Senior Vice President & Chief Financial Officer, AeroVironment, Inc.

We’re not going to speculate on how long that will take, but obviously the combined business will generate significant cash flow. So, we’ll do that and look at other opportunities to reduce leverage.

Peter J. Arment

Analyst, Robert W. Baird & Co., Inc.

Okay. Thanks for that. And then just as a follow-up, maybe just to Jonathan, can you talk a little bit about you’ve had a tremendous amount of success with your counter UAS programs, so just about the – I think there was early success in Ukraine, just about the potential growth for that particular product line. I think that’s going to be important for the pro forma company?

Jonathan Moneymaker

Chief Executive Officer & Board Member, BlueHalo LLC

Yeah, Peter. Thanks. Yeah, as we look at the counter US market, as you’ll recall, we’ve always looked at that as an integrated layer defense strategy, ranging from kind of passive detection to RF defeat into our LOCUST Laser Weapon System and now entering the kinetic market. I think the combination with AV accelerates that and broadens that offering to our customer base, and to Wahid’s point, I think allows – as we’ve been expanding internationally, allows us to pull through the presence that they exist today, and again, I think solidify ourself as the leader in that domain.

Peter J. Arment

Analyst, Robert W. Baird & Co., Inc.

Appreciate it. Thanks, guys. Congratulations.

Jonathan Moneymaker

Chief Executive Officer & Board Member, BlueHalo LLC

Thank you.

Wahid Nawabi

Chairman, President & Chief Executive Officer, AeroVironment, Inc.

Thank you, Peter.

Operator: And our next question comes from Andre Madrid with BTIG. Your line is open.

Andre Madrid

Analyst, BTIG LLC

Hey. Good morning, and thanks for taking the time to take my question. [indiscernible] (00:16:31)...

Wahid Nawabi

Chairman, President & Chief Executive Officer, AeroVironment, Inc.

Good morning, Andre.

Andre Madrid

Analyst, BTIG LLC

Looking at some of the large program wins at BlueHalo, I mean, what do you think should be the implied growth trajectory on a combined basis across those? And are there any on the horizon that are yet to be announced that we should be looking out for?

Wahid Nawabi

Chairman, President & Chief Executive Officer, AeroVironment, Inc

Andre. Thank you. Yes, similar to AV, BlueHalo has a tremendous track record of actually competing successfully and winning large, multi-year, multi-billion dollar program of record. The SCAR program in the space domain as well as the LOCUST program that I mentioned in the EW space are just two examples. Both parties are growing, as I said, on the remarks. BlueHalo, it’s been growing in the last seven consecutive years at about 18% CAGR. For the size of the company they’re in, that’s an impressive growth rate and it’s very similar in lots of attributes to AV and AV’s performance. So the combined entity are going to continue to go after very large programs. This is the need, as I said in my remarks, that our national security community, our military, and our country and our allies desperately need. They need an enterprise, an organization that has the ability to innovate fast, to deliver in volume with high level of reliability and is sustainable. It’s a business that can produce profits and be sustainable business long term. And that’s precisely what this combination delivers. We are very excited about it and we’re looking forward to that future.

Andre Madrid

Analyst, BTIG LLC

Thank you, Wahid. And if I could follow with one more, I mean, if I’m looking at the business now, the mix of BlueHalo kind of looks like a third space tech. I know this is kind of outside of the traditional wheelhouse of AeroVironment no longer, but, I mean, how should we look about this combined mix moving forward and maybe talk to a bit more of the growth trajectories of the single independent lines of business for the combined entity now, especially space given that it’s something that, like I said, traditionally AV have not necessarily dealt with?

Wahid Nawabi

Chairman, President & Chief Executive Officer, AeroVironment, Inc

Sure. So, Andre, that’s another key reason why we’re so excited about this combination. Not only are we the leaders in this domains and markets that we play in and we have built in a tremendous track record, there’s literally no overlap and it’s incredibly complementary. It’s been our strategy at AV and it’s consistent with the strategy that Jonathan and his team has had at BlueHalo, which is to become a multi-domain provider of an integrated open system architecture of solution set to our customers. So that’s what the threats of the future demands and requires.

And so, it’s actually incredibly amazing that the areas that we have expertise in is complementary to their portfolio and customers. Similarly, the areas that they are experts and they have really strong positions is equally complementary to our markets, our solutions set and our customers. So the combination is, really, it’s amazing. In my career, it’s rare to see something like that, very, very rare, if not impossible. And so we’re really excited about that.

Jonathan Moneymaker

Chief Executive Officer & Board Member, BlueHalo LLC

Yeah, the only thing I’d add to that, I think, as you look at the strengths of the individual companies, obviously focused on achieving a very similar strategy through kind of adjacent areas of focus with – to Wahid’s point, very little overlap. As you look at, and I think what we’ve individually communicated about our organic roadmaps, I know Wahid has previously communicated areas like space being ultimately part of the destination for AV. And similarly on the BlueHalo side, advancing further into the kinetic world or even the UAS world has been part of our organic roadmap. So, I think this transaction allows us to come together in a kind of one plus one equals five type of scenario, where we can take the dominant position as a leader in the global defense technology realm.

Andre Madrid

Analyst, BTIG LLC                ____________

Appreciate it. Thanks so much, everyone.

Wahid Nawabi

Chairman, President & Chief Executive Officer, AeroVironment, Inc

Thank you, Peter.

Operator: [Operator Instructions] I am showing no further questions. At this time, I would now like to turn the call back to Jonah for closing remarks.

Jonah Teeter-Balin

Vice President-Corporate Development & Investor Relations, AeroVironment, Inc.

Thank you for joining this morning’s call and for your interest in AeroVironment. As a reminder, an archived version of this call, SEC filings and relevant news can be found in the Investors section of our website. We hope you have a good rest of your day. Thank you.

Operator: Thank you. This does conclude today’s conference call. You may now disconnect.

Statement Regarding Forward-Looking Information

This communication contains statements regarding the Company, BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, results of operations, revenues, business strategy, production capacity, competitive positions, growth opportunities, employment opportunities and mobility, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.

The following form email was sent by AeroVironment to certain defense customers on November 19, 2024.

To:

From:

Date: November 19, 2024

Subject: AeroVironment to Acquire BlueHalo

[Dear NAME / Customary Greeting],

Today, AeroVironment (“AV”) announced an agreement to acquire BlueHalo, a strategic move that will bring new capabilities, allowing us to deliver more advanced, mission-critical solutions with greater speed and agility to meet the evolving needs of our customers. You can find our press release regarding the acquisition attached.

BlueHalo is a leader in defense technology, operating across several key mission areas such as Space Technologies, Counter-Uncrewed Aircraft Systems (cUAS), Directed Energy, Electronic Warfare, Cyber, Artificial Intelligence, and other Emerging Technologies including Uncrewed Underwater Vehicles (UUVs). By combining our complementary product lines, we will deliver an integrated suite of solutions across all domains. With BlueHalo, we will also enhance our ability to provide field-proven systems that address complex, evolving defense and national security challenges.

This transaction enhances our agility and will enable us to innovate rapidly and respond more effectively to emerging Department of Defense needs. Our integrated, field-proven solutions will continue to support your missions with the most advanced, reliable technology available.

Please know that today’s announcement is only the first step in this process. Until the transaction is completed, which we expect to occur in the first half of calendar 2025, subject to regulatory and AV shareholder approvals and other customary closing conditions, AV and BlueHalo will continue to operate as separate, independent companies, ensuring no changes to your contracts, contacts, or the services you rely on.

Thank you for your continued partnership and support. If you have any questions, please don’t hesitate to reach out to me.

Sincerely,

Statement Regarding Forward-Looking Information

This communication contains statements regarding AeroVironment, Inc. (the “Company”), BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, business strategy, production capacity, competitive positions, growth opportunities, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.

The following form email was sent by AeroVironment to certain intelligence customers on November 19, 2024.

To:

From:

Date: November 19, 2024

Subject: AeroVironment to Acquire BlueHalo

[Dear NAME / Customary Greeting],

Today, AeroVironment (“AV”) announced an agreement to acquire BlueHalo, a strategic move that will bring new capabilities, allowing us to deliver more advanced, mission-critical solutions with greater speed and agility to meet the evolving needs of our customers. You can find our press release regarding the acquisition attached.

BlueHalo is a leader in defense technology, operating across several key mission areas such as Space Technologies, Counter-Uncrewed Aircraft Systems (cUAS), Directed Energy, Electronic Warfare, Cyber, Artificial Intelligence, and other Emerging Technologies including Uncrewed Underwater Vehicles (UUVs). By combining our complementary product lines, we will deliver an integrated suite of solutions across all domains. With BlueHalo, we will also enhance our ability to provide field-proven systems that address complex, evolving defense and national security challenges.

With expanded capabilities, we will deliver integrated solutions that support evolving intelligence demands with speed and agility, ensuring you have the tools needed to stay ahead of emerging threats.

Please know that today’s announcement is only the first step in this process. Until the transaction is completed, which we expect to occur in the first half of calendar 2025 subject to regulatory and AV shareholder approvals and other customary closing conditions, AV and BlueHalo will continue to operate as separate, independent companies, ensuring no changes to your contracts, contacts, or the services you rely on.

Thank you for your continued partnership and support. If you have any questions, please don’t hesitate to reach out to me.

Sincerely,

Statement Regarding Forward-Looking Information

This communication contains statements regarding AeroVironment, Inc. (the “Company”), BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, business strategy, production capacity, competitive positions, growth opportunities, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.

The following form email was sent by AeroVironment to certain state and international customers on November 19, 2024.

To:

From:

Date: November 19, 2024

Subject: AeroVironment to Acquire BlueHalo

[Dear NAME / Customary Greeting],

Today, AeroVironment (“AV”) announced an agreement to acquire BlueHalo, a strategic move that will bring new capabilities, allowing us to deliver more advanced, mission-critical solutions with greater speed and agility to meet the evolving needs of our customers. You can find our press release regarding the acquisition attached.

BlueHalo is a leader in defense technology, operating across several key mission areas such as Space Technologies, Counter-Uncrewed Aircraft Systems (cUAS), Directed Energy, Electronic Warfare, Cyber, Artificial Intelligence, and other Emerging Technologies including Uncrewed Underwater Vehicles (UUVs). By combining our complementary product lines, we will deliver an integrated suite of solutions across all domains. With BlueHalo, we will also enhance our ability to provide field-proven systems that address complex, evolving defense and national security challenges.

The combination of AeroVironment and BlueHalo will strengthen our ability to offer advanced ISR, training systems, cyber solutions, and more, providing strategic advantages across all domains. We are positioned to address complex security challenges on a global scale, offering the agility and flexibility needed for modern defense.

Please know that today’s announcement is only the first step in this process. Until the transaction is completed, which we expect to occur in the first half of calendar 2025 subject to regulatory and AV shareholder approvals and other customary closing conditions, AV and BlueHalo will continue to operate as separate, independent companies, ensuring no changes to your contracts, contacts, or the services you rely on.

Thank you for your continued partnership and support. If you have any questions, please don’t hesitate to reach out to me.

Sincerely,

Statement Regarding Forward-Looking Information

This communication contains statements regarding AeroVironment, Inc. (the “Company”), BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, business strategy, production capacity, competitive positions, growth opportunities, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.

The following form email was sent by AeroVironment to certain industry analysts and think tanks on November 19, 2024.

To:

From:

Date: November 19, 2024

Subject: AeroVironment to Acquire BlueHalo

[Dear NAME / Customary Greeting],

Today is an exciting day for AeroVironment (“AV”). As you may have seen, we announced an agreement to acquire BlueHalo, creating a more diversified global leader in all-domain defense technologies.

As the defense sector faces increasing complexity, AV’s acquisition of BlueHalo will bring new capabilities and competition to the mid-tier industrial base. This transaction will enable us to deliver more advanced, mission-critical solutions with greater speed and agility, helping to ensure that the U.S. remains at the forefront of innovation across all domains. You can find our press release regarding the acquisition attached.

BlueHalo is a leader in defense technology, operating across several key mission areas including Space Technologies, Counter-Uncrewed Aircraft Systems (cUAS), Directed Energy, Electronic Warfare, Cyber, Artificial Intelligence and other Emerging Technologies including Uncrewed Underwater Vehicles (UUVs). Since its founding in 2019, BlueHalo has focused on addressing the most complex challenges facing the defense and national security community, driving innovation through cutting-edge R&D. BlueHalo has consistently delivered advanced, field-proven solutions, making it an exceptional partner for AV.

Together, we will redefine what’s possible for national security. Our combination with BlueHalo will:

•	Creates a diversified industry leader. This transaction brings together AV’s established portfolio of cutting-edge defense solutions with BlueHalo’s emerging and industry-defining technologies. This union will provide customers with a comprehensive suite of solutions across multiple domains—including air, land, sea, space and cyber. Together, AV and BlueHalo will create a leader in integrated defense technologies with a global footprint capable of addressing the full spectrum of modern defense.

•	Enhance policy impact with proven solutions. By combining AV’s expertise in the design, development, manufacturing, training and servicing of Uncrewed Systems, Loitering Munitions and Advanced Technologies and BlueHalo’s complementary strengths in Counter-UAS, Directed Energy, Electronic Warfare, Cyber and Space technologies, we will be positioned to deliver mission-critical solutions. This acquisition will enhance our ability to provide reliable, field-proven systems that directly support policy objectives, defense readiness and the warfighter.

•	Support agile, data-driven innovation and long-term strategic growth in defense technology. In a sector traditionally dominated by larger primes, AV’s acquisition of BlueHalo is expected to provide the flexibility to innovate quickly, integrate emerging technologies and address evolving defense needs. AV and BlueHalo’s combined expertise will drive competition and innovation in critical areas such as AI, cybersecurity, electronic warfare and space systems. Our strategic integration is expected to transform the defense landscape, providing analysts and policy influencers with a clear view of where future capabilities are headed and how they can be integrated to meet national and global security demands.

AV and BlueHalo’s leadership teams are at the forefront of defense innovation, actively contributing to thought leadership on key defense issues. Our commitment to IRAD drives cutting-edge advancements, and our leaders are prepared to offer insights on the future of defense technology, emerging threats and the strategic direction of the sector.

While we look forward to the future together, today’s announcement is only the first step in the process. We expect AV’s acquisition of BlueHalo to close in the first half of calendar 2025, subject to regulatory and AV shareholder approvals and other customary closing conditions. Until then, AV and BlueHalo will continue to operate as separate and independent companies.

We value our relationship with you and hope you share in our excitement for AV’s next chapter of growth. As always, please don’t hesitate to reach out to me should you have any questions.

Sincerely,

Statement Regarding Forward-Looking Information

This communication contains statements regarding AeroVironment, Inc. (the “Company”), BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, business strategy, production capacity, competitive positions, growth opportunities, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.

The following form email was sent by AeroVironment to certain large prime contractor partners on November 19, 2024.

To:

From:

Date: November 19, 2024

Subject: AeroVironment to Acquire BlueHalo

[Dear NAME / Customary Greeting],

Today, AeroVironment (“AV”) announced an agreement to acquire BlueHalo, a strategic move that will bring new capabilities – allowing us to deliver more advanced, mission-critical solutions with greater speed and agility to meet the evolving needs of our customers – and enhance our ability to collaborate with you. You can find our press release regarding the acquisition attached.

BlueHalo is a leader in defense technology, operating across several key mission areas such as Space Technologies, Counter-Uncrewed Aircraft Systems (cUAS), Directed Energy, Electronic Warfare, Cyber, Artificial Intelligence and other Emerging Technologies including Uncrewed Underwater Vehicles (UUVs). By combining our complementary product lines, we will deliver an integrated suite of solutions across all domains. With BlueHalo, we will enhance our ability to provide field-proven systems that address complex, evolving national security challenges.

As a combined company, we will be able to take on larger, more complex projects, creating new opportunities for deeper collaboration, innovation and growth with our valued partners. With enhanced capabilities, we look forward to working with you to build even more advanced, reliable defense systems.

Please know that today’s announcement is only the first step in this process. Until the transaction is complete, which we expect to occur in the first half of calendar 2025, subject to regulatory and shareholder approvals and other customary closing conditions, it remains business as usual and AV and BlueHalo will continue to operate as separate, independent companies. There will be no changes to your contracts, invoicing processes or contacts during this period, and we will inform you of any changes in advance.

Thank you for your continued partnership. If you have any questions, please don’t hesitate to reach out to me.

Sincerely,

Statement Regarding Forward-Looking Information

This communication contains statements regarding AeroVironment, Inc. (the “Company”), BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, business strategy, production capacity, competitive positions, growth opportunities, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.

The following form email was sent by AeroVironment to certain small business partners on November 19, 2024.

To:

From:

Date: November 19, 2024

Subject: AeroVironment to Acquire BlueHalo

[Dear NAME / Customary Greeting],

Today, AeroVironment (“AV”) announced an agreement to acquire BlueHalo, a strategic move that will bring new capabilities – allowing us to deliver more advanced, mission-critical solutions with greater speed and agility to meet the evolving needs of our customers – and enhance our ability to collaborate with you. You can find our press release regarding the acquisition attached.

BlueHalo is a leader in defense technology, operating across several key mission areas such as Space Technologies, Counter-Uncrewed Aircraft Systems (cUAS), Directed Energy, Electronic Warfare, Cyber, Artificial Intelligence and other Emerging Technologies including Uncrewed Underwater Vehicles (UUVs). By combining our complementary product lines, we will deliver an integrated suite of solutions across all domains. With BlueHalo, we will enhance our ability to provide field-proven systems that address complex, evolving national security challenges.

As a combined company, we will be able to take on larger, more complex projects, creating new opportunities for deeper collaboration, innovation and growth with our valued partners.

The transaction will expand our shared ecosystem, creating opportunities to deliver integrated solutions more efficiently. We look forward to our continued partnership with your organization to advance these efforts.

Please know that today’s announcement is only the first step in this process. Until the transaction is complete, which we expect to occur in the first half of calendar 2025, subject to regulatory and shareholder approvals and other customary closing conditions, it remains business as usual and

AV and BlueHalo will continue to operate as separate, independent companies. There will be no changes to your contracts, invoicing processes or contacts during this period, and we will inform you of any changes in advance.

Thank you for your continued partnership. If you have any questions, please don’t hesitate to reach out to me.

Sincerely,

Statement Regarding Forward-Looking Information

This communication contains statements regarding AeroVironment, Inc. (the “Company”), BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, business strategy, production capacity, competitive positions, growth opportunities, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.

The following form email was sent by AeroVironment to certain Legislative branch stakeholders on November 19, 2024.

To:

From:

Date: November 19, 2024

Subject: AeroVironment to Acquire BlueHalo

[Dear NAME / Customary Greeting],

Today, AeroVironment announced an agreement to acquire BlueHalo, creating a more diversified global leader in defense technologies This transaction will enable us to deliver more advanced, mission-critical solutions, with greater speed and agility, helping to ensure that the U.S. remains at the forefront of innovation across all domains. You can find our press release regarding the acquisition attached.

BlueHalo is a leader in defense technology, operating across several key mission areas such as Space Technologies, Counter-Uncrewed Aircraft Systems (cUAS), Directed Energy, Electronic Warfare, Cyber, Artificial Intelligence, and other Emerging Technologies including Uncrewed Underwater Vehicles (UUVs). By combining the complementary strengths of both companies, we will enhance our ability to provide integrated, field-proven systems that address complex, evolving national security challenges.

As a combined company, we will be an even more reliable partner for the U.S. government, capable of addressing complex defense needs with agility and precision. Importantly, the transaction supports economic growth across multiple regions as we expand our manufacturing and production footprint in communities across the nation. We also expect that continued Congressional support will enable us to expand our IRAD efforts and deliver cutting-edge technology that meets both immediate and future defense needs, creating new jobs as well as career advancement and mobility opportunities for employees.

Please know that today’s announcement is only the first step in this process. Until the transaction is completed, which we expect to occur in the first half of calendar 2025, subject to regulatory and AV shareholder approvals and other customary closing conditions, AV and BlueHalo will continue to operate as separate, independent companies.

We value our relationship with you and appreciate your support. As always, please don’t hesitate to reach out to me should you have any questions.

Sincerely,

Statement Regarding Forward-Looking Information

This communication contains statements regarding AeroVironment, Inc. (the “Company”), BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, business strategy, production capacity, competitive positions, growth opportunities, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.

The following form email was sent by AeroVironment to certain Executive branch stakeholders on November 19, 2024.

To:

From:

Date: November 19, 2024

Subject: AeroVironment to Acquire BlueHalo

[Dear NAME / Customary Greeting],

Today, AeroVironment announced an agreement to acquire BlueHalo, creating a more diversified global leader in defense technologies. This transaction will enable us to deliver more advanced, mission-critical solutions, with greater speed and agility, helping to ensure that the U.S. remains at the forefront of innovation across all domains. You can find our press release regarding the acquisition attached.

BlueHalo is a leader in defense technology, operating across several key mission areas such as Space Technologies, Counter-Uncrewed Aircraft Systems (cUAS), Directed Energy, Electronic Warfare, Cyber, Artificial Intelligence, and other Emerging Technologies including Uncrewed Underwater Vehicles (UUVs). By combining the complementary strengths of both companies, we will enhance our ability to provide integrated, field-proven systems that address complex, evolving national security challenges.

Both companies share a commitment to advanced technology, innovation and Independent Research and Development (IRAD), which align with the strategic priorities of the U.S. government, including AI, cybersecurity, space defense and advanced ISR systems. The transaction also increases resilience and competition within the mid-tier defense technology sector, enhancing the U.S. defense industrial base’s ability to rapidly innovate and respond to evolving challenges. Together, we will be able to develop and deliver critical capabilities efficiently, supporting national security initiatives around the world.

Please know that today’s announcement is only the first step in this process. Until the transaction is completed, which we expect to occur in the first half of calendar 2025, subject to regulatory and AV shareholder approvals and other customary closing conditions, AV and BlueHalo will continue to operate as separate, independent companies.

We value our relationship with you and appreciate your support. As always, please don’t hesitate to reach out to me should you have any questions.

Sincerely,

Statement Regarding Forward-Looking Information

This communication contains statements regarding AeroVironment, Inc. (the “Company”), BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, business strategy, production capacity, competitive positions, growth opportunities, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.

The following form email was sent by AeroVironment to certain suppliers on November 19, 2024.

To:

From:

Date: November 19, 2024

Subject: AeroVironment to Acquire BlueHalo

[Dear NAME / Customary Greeting],

Today, AeroVironment (“AV”) announced an agreement to acquire BlueHalo, a strategic move that will bring new capabilities – allowing us to deliver more advanced, mission-critical solutions with greater speed and agility to meet the evolving needs of our customers – and enhance our ability to collaborate with you. You can find our press release regarding the acquisition attached.

BlueHalo is a leader in defense technology, operating across several key mission areas such as Space Technologies, Counter-Uncrewed Aircraft Systems (cUAS), Directed Energy, Electronic Warfare, Cyber, Artificial Intelligence and other Emerging Technologies including Uncrewed Underwater Vehicles (UUVs). By combining our complementary product lines, we will deliver an integrated suite of solutions across all domains. With BlueHalo, we will enhance our ability to provide field-proven systems that address complex, evolving national security challenges.

As a combined company, we will be able to take on larger, more complex projects, creating new opportunities for deeper collaboration, innovation and growth with our valued partners.

We are confident this will be a seamless transition for our partners. Across our operations, our mission will remain focused on delivering advanced, innovative solutions that support our warfighters and save lives, and we will continue to honor existing agreements across our supply chain.

Please know that today’s announcement is only the first step in this process. Until the transaction is complete, which we expect to occur in the first half of calendar 2025, subject to regulatory and shareholder approvals and other customary closing conditions, it remains business as usual and

AV and BlueHalo will continue to operate as separate, independent companies. There will be no changes to your contracts, invoicing processes or contacts during this period, and we will inform you of any changes in advance.

Thank you for your continued partnership. If you have any questions, please don’t hesitate to reach out to me.

Sincerely,

Statement Regarding Forward-Looking Information

This communication contains statements regarding AeroVironment, Inc. (the “Company”), BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, business strategy, production capacity, competitive positions, growth opportunities, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.

The following form email was sent by AeroVironment to certain investment analysts on November 19, 2024.

To:

From:

Date: November 19, 2024

Subject: AeroVironment to Acquire BlueHalo – Investor Conference Call at 8:00 am ET Today

[Dear NAME],

Moments ago, AeroVironment (“AV”) announced a definitive agreement to acquire BlueHalo in an all-stock transaction with an enterprise value of approximately $4.1 billion. The press release we issued can be found here.

This transaction will create a more diversified global leader in all-domain defense technologies. On a pro forma basis, the combined company is expected to deliver more than $1.7 billion in revenue.

Key strategic and financial benefits of the transaction include:

•	Brings together our established portfolio of cutting-edge defense solutions with BlueHalo’s complementary emerging and industry-defining technologies, creating a diversified industry leader with a global footprint capable of addressing the full spectrum of modern defense.

•	Increases our agility and speed, with enhanced infrastructure, manufacturing capabilities and geographical footprint, enabling faster innovation and more efficient deployment of critical defense systems.

•	Advances our strategic positioning as a pure-play defense leader, strengthening our capabilities while enhancing our ability to meet the growing demands of the defense sector.

•	Diversifies mix of customers, products and revenue with the addition of BlueHalo’s established presence in key emerging defense markets, expanding geographical reach and providing BlueHalo’s solutions to AV’s larger international customer base.

•	Positions the combined company for long-term value creation. AV expects the transaction to be accretive to revenue, adjusted EBITDA, and non-GAAP EPS in the first full fiscal year post-close.

The acquisition is expected to close in the first half of calendar 2025, subject to regulatory and AV shareholder approvals as well as other customary closing conditions.

We will be hosting a webcast presentation to discuss the proposed transaction today at 8:00 am ET. The live webcast can be accessed on the Events & Presentations page of AeroVironment’s website at http://investor.avinc.com.

If you would like to schedule a follow-up call with our team to discuss this announcement in more detail, please let me know. Thank you for your continued support of AV.

Sincerely,

Statement Regarding Forward-Looking Information

This communication contains statements regarding AeroVironment, Inc. (the “Company”), BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, results of operations, revenues, business strategy, production capacity, competitive positions, growth opportunities, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.

The following form email was sent by AeroVironment to certain third-party advocates on November 19, 2024.

To:

From:

Date: November 19, 2024

Subject: AeroVironment to Acquire BlueHalo

[Dear NAME / Customary Greeting],

Today is an exciting day for AV. As you may have seen, today we are announcing an agreement to acquire BlueHalo, creating a more diversified global leader in all-domain defense technologies. This transaction will enable us to deliver more advanced, mission-critical solutions, with greater speed and agility, helping to ensure that the U.S. remains at the forefront of innovation across all domains. You can find our press release regarding the acquisition attached.

BlueHalo is a leader in defense technology, operating across several key mission areas including Space Technologies, Counter-Uncrewed Aircraft Systems (cUAS), Directed Energy, Electronic Warfare, Cyber, Artificial Intelligence and other Emerging Technologies including Uncrewed Underwater Vehicles (UUVs). Since its founding, BlueHalo has focused on addressing the most complex challenges facing the national security community, driving innovation through cutting-edge R&D. They have consistently delivered advanced, field-proven solutions, making them an exceptional partner for AV.

Together, we will be able to redefine what’s possible for national security. Our combination with BlueHalo will:

•	Create a diversified industry leader with enhanced capabilities across multiple domains. The transaction brings together AV’s established portfolio of cutting-edge defense solutions with BlueHalo’s complementary emerging technologies and nationwide footprint. Together, we will provide customers with a comprehensive suite of solutions across air, land, sea, space and cyber to create a leader in integrated defense technologies with a global footprint capable of addressing the full spectrum of modern defense. As a combined company, we will also be poised to deliver advanced, integrated defense solutions, ensuring readiness and strategic advantage across all domains.

•	Drive increased agility and speed, with enhanced infrastructure, manufacturing capabilities and geographic footprint. As one company, we will benefit from greater resources, enabling faster innovation and more efficient deployment of critical defense systems. Unlike traditional prime contractors, the combined entity company will be able to move with greater agility and speed, responding quickly to emerging defense needs with field-proven, reliable solutions. This flexibility will ensure that the U.S. and its allies are equipped with the best technology available to face evolving threats.

•	Support AV’s entry into additional key defense segments and builds on our strong track record of providing essential solutions by injecting new competition and innovation into the market. With BlueHalo’s expertise, we will enter into new segments, including Counter-UAS, Directed Energy, Electronic Warfare, Cyber and Space technologies. The acquisition will bring with it BlueHalo’s key programs of record, deep customer relationships, and strong backlog and pipeline, positioning the future company as a more robust and sustainable prime defense solution provider. The combined company will continue to invest more robustly in research and development, accelerating the pace of innovation in critical areas such as AI, directed energy and cyber defense.

While we look forward to the future together, today’s announcement is only the first step in this process. We expect the transaction to close in the first half of calendar 2025, subject to regulatory and AV shareholder approvals and other customary closing conditions. Until then, AV and BlueHalo will continue to operate as separate and independent companies.

We value our relationship with you and hope you share our excitement for AeroVironment’s next chapter of growth. As always, please don’t hesitate to reach out to me should you have any questions.

Sincerely,

Statement Regarding Forward-Looking Information

This communication contains statements regarding AeroVironment, Inc. (the “Company”), BlueHalo, the proposed transactions and other matters that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, forward-looking statements can be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this communication concerning (i) the Company’s or BlueHalo’s expected future financial position, business strategy, production capacity, competitive positions, growth opportunities, plans and objectives of management and (ii) the Company’s proposed acquisition of BlueHalo, the expected benefits of the acquisition, including with respect to the business outlook or future economic performance, and product or services line growth, the structure of the proposed acquisition, the closing date of the proposed acquisition, and plans following the closing of the proposed acquisition, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company and BlueHalo are unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the failure to timely or at all obtain Company stockholder approval for the acquisition;

•	the inability to obtain required regulatory approvals for the acquisition;

•	the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the acquisition;

•	the risk that a condition to closing of the acquisition may not be satisfied on a timely basis or at all;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the transaction agreement;

•	the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay in delay in closing of the transaction;

•	the failure of the proposed transaction to close for any other reason;

•	the diversion of the attention of the Company and BlueHalo management from ongoing business operations;

•	unexpected costs, liabilities, charges or expenses resulting from the acquisition;

•	the risk that the integration of the Company and BlueHalo will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of the Company or BlueHalo may exist;

•	the risk of doing business internationally;

•	the challenging macroeconomic environment, including disruptions in the defense industry;

•	risks that the Company may not be able to manage strains associated with its growth;

•	dependence on key personnel;

•	stock price volatility;

•	the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements;

•	the Company’s and BlueHalo’s ability to protect their intellectual property and litigation risks; and

•	other risks and uncertainties identified in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of the Company’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, and other risks as identified from time to time in its Securities and Exchange Commission (“SEC”) reports.

Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, neither the Company nor BlueHalo undertakes (and each of the Company and BlueHalo expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction between the Company and BlueHalo. In connection with the proposed transaction, the Company will file with the SEC a registration statement on Form S-4, which will include a proxy statement and a prospectus, to register the shares of the Company stock that will be issued to BlueHalo’s shareholders (the “Proxy and Registration Statement”), as well as other relevant documents regarding the proposed transaction. INVESTORS ARE URGED TO READ IN THEIR ENTIRETY THE PROXY AND REGISTRATION STATEMENT REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy and Registration Statement, as well as other filings containing information about the Company, may be obtained at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at https://investor.avinc.com/ or by emailing ir@avinc.com.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its respective stockholders in respect of the proposed transactions contemplated by the Proxy and Registration Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy and Registration Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended April 30, 2024 and its Proxy Statement on Schedule 14A, dated August 12, 2024, which are filed with the SEC.